EXHIBIT 99.1

MATRIXONE, INC.

210 Littleton Road

Westford, Massachusetts 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The annual meeting of stockholders of MatrixOne, Inc., a Delaware corporation (the “Company”), will be held on Thursday, December 22, 2005 at 1:00 p.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, Massachusetts 02109, for the following purposes, which are described in detail in the accompanying materials:

1.	To elect three members to the Board of Directors as Class III Directors, each to serve for a three-year term.

2.	To approve an amendment to the Company’s 1999 Amended and Restated Stock Plan (the “1999 Plan”) increasing from 8,000,000 to 10,000,000 the number of shares of Common Stock of the Company authorized for issuance under that plan.

3.	To approve an amendment to the Company’s 1999 Plan to permit the award of stock appreciation rights, restricted stock and restricted stock units.

4.	To approve an amendment to the Company’s 1999 Plan to permit a one-time stock option exchange program under which outstanding stock options having an exercise price equal to or above the greater of (i) $5.55 and (ii) the market value of the Company’s Common Stock on the date the Board approves the offer to exchange, would be exchanged for new Restricted Stock Awards.

5.	To approve an amendment to the Company’s 2000 Employee Stock Purchase Plan, increasing from 2,000,000 to 3,000,000 the number of shares of Common Stock of the Company authorized for issuance under that plan.

6.	To ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 1, 2006.

7.	To grant discretionary authority to the presiding officer to propose and vote for one or more adjournments of the meeting including adjournments to permit further solicitation of proxies.

8.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Tuesday, October 25, 2005, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Mark F. O’Connell

Chief Executive Officer,

President and Director

Westford, Massachusetts

November 21, 2005

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by mail.

– OR –

Stockholders may also complete a proxy via the internet or by telephone in accordance with the instructions listed on the proxy card.